Exhibit 99.2

Trex Company, Inc.
Third Quarter 2024 Earnings Conference Call
Monday, October 28, 2024, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President, Chief Financial Officer

Amy Fernandez - Senior Vice President, Chief Legal Officer and Secretary

Casey Kotary - Investor Relations Representative

PRESENTATION

Operator

Good day, and welcome to the Trex Company Third Quarter 2024 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on a touchtone phone. To withdraw your question, please press "*" then "2." Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary, Investor Relations Representative. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Brenda Lovcik, Senior Vice President and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary, as well as other members of Trex Management.

The Company issued a press release today after market-close containing financial results for the third quarter of 2024. This release is available on the Company's website. This conference call is also being webcast and will be available on the investor relations page of the Company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the Company's expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for joining us to review our third quarter results and discuss our business outlook. We are proud that our team delivered third quarter results that surpassed expectations thanks to the continued consumer demand for our premium-priced products. We estimate sell-through for our premium products increased at a high single-digit rate in the third quarter and contractor lead times averaged six-to-eight weeks, in line with the norm for this point of the season.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Additionally, sell-through of our lower-priced products remained stable with second quarter levels. On a year-to-date basis, sell-through across our entire portfolio was flat with the prior year, keeping in mind that our definition of sell-through includes only point-of-sale transactions at both home centers and within the pro-channel. Concurrently, our distribution partners reduced their inventory in the third quarter by approximately $70 million, in line with our expectations and resulting in what we consider normalized inventory levels for this point in the season.

As expected, we maintained our gross margin close to last year's adjusted level, thanks to the success of our continuous cost reduction programs, which partially offset the effect of lower utilization rates, while EBITDA margin improved from diligently managed SG&A spending. This performance positions us to increase our EBITDA margin guidance for the full year of 2024 to 30.5%, the high end of our original guidance range.

New product development remains a strategic priority and a key driver of future double-digit growth for Trex. Products launched within the last 36 months accounted for approximately 18% of our year-to-date net sales of $984 million, demonstrating how well aligned our products are with consumer preferences. This year, we further accelerated the pace of new product launches to capitalize on the significant railing opportunity as reviewed during our Investor Day last year, entered adjacencies that represented logical extensions of our product lines, and [inaudible 0:04:32] greater share of the wood conversion market.

Last week, we issued a detailed release highlighting the latest additions to our product portfolio that will be available for the 2025 season. Among the introductions were new steel, aluminum, cable and glass railing systems, along with enhancements to the Trex Select® composite railing system, designed to compete with vinyl railing and wood railing.

These new railing products strengthen our portfolio and position Trex to significantly increase our penetration of the $3.3 billion railing market. We project a doubling of our share of the highly fragmented residential railing market from approximately 6% today to 12% share over the next five years.

Another new development is the addition of four new decking colors, two for our premium Transcend® Lineage™ line and two for Trex Enhance® decking line. All of these new colors integrate our proprietary heat mitigating technology to capitalize on the growing popularity of heat reduction. To learn more about our heat mitigating technology, please see our press release from earlier today and on our website.

In the decking hardware category, we announced the continued rollout of the Trex fastener connection, which gives our channel partners a competitive edge by allowing them to deliver end-to-end solutions from one supplier, with these components backed by the same warranties as our decking. For example, when paired with Trex transcend decking, fasteners are backed by a 50-year residential warranty.

Our channel partners are working closely with us to maximize the benefits of these new Trex product introductions. Recently, we shared the news that Snavely Forest Products, a longtime and exclusive distributor of Trex, decided to sell Trex railing exclusively as well, displacing their previous suppliers and adding Colorado to their distribution coverage for Trex. Similar discussions are underway with a number of our exclusive decking distributors, and we expect to have additional announcements such as this in the coming months.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

As distributors adopt exclusivity for Trex railing, we expect the focus on a single brand will have a multiplier effect on both our decking and railing sales. This reinforces our confidence in our ability to gain substantial share of the residential railing market with our complete product portfolio, and to harvest opportunities in adjacent markets to drive further incremental growth.

The development of our Arkansas facility is a critical aspect of our future growth trajectory, and as promised, we want to share with you the latest update on the expected timing and associated startup costs. I will discuss the timing and then ask Brenda to review the costs.

The substantial production efficiencies that we've achieved to-date have yielded sufficient capacity at our existing manufacturing plants for us to accommodate the projected demand for Trex products in ‘25 and 2026, enabling us to commence decking production at our Arkansas campus in the first half of 2027.

Recycled plastic processing will begin in the first quarter of 2025. The output of this operation will be used at our Virginia and Nevada facilities and eliminate the need to purchase more expensive external pelletized recycled materials. We continue to adopt a modular approach to the development of the Arkansas campus, bringing on production lines in line with demand. Once completed, this will be our most efficient production site. As it will incorporate our latest proprietary equipment and technology. It is located near essential raw materials and is in close proximity to key regions for wood conversion and is adjacent to major transportation hubs that will offer lower freight for centrally located customers.

When Arkansas is fully operational, Trex will have total manufacturing capacity in excess of $2 billion, approximately double our current size. While we will still have elevated capital spending in 2025 with the completion of the decking building and installation of the decking lines, capital spending will significantly decline in 2026 and beyond.

Looking ahead, we believe that the Repair and Remodel market will return to low single-digit growth in 2025, supported by lower interest rates and increased home turnover and home building activity.

Trex has consistently outperformed the R&R index by a significant margin, and we expect to do so again next year, with our results further strengthened by new products. More to come on that when we provide our guidance next year.

Now, I will turn the call over to our Senior Vice President and CFO, Brenda Lovcik, for a financial review. Brenda.

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. I am pleased to review our third quarter 2024 and year-to-date results. Please note that unless otherwise noted, all comparisons I will discuss today are on a year-over-year basis compared to the third quarter and first nine months of fiscal 2023.

In the third quarter, net sales were $234 million, a decrease of 23% compared to $304 million in 2023, driven primarily by the $70 million reduction in channel inventory during the quarter. Overall, sales were slightly ahead of our expectations, driven by solid consumer demand for our premium product lines, led by our Trex Transcend® Lineage™ and Signature® decking and railing, while consumer spending on our lower-priced products remained restrained. This behavior was consistent with what we saw during the second quarter.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Gross margin was 39.9%, down 190 basis points from 41.8% after adjusting for the warranty benefit recognized in the prior year period. This decrease is primarily the result of lower utilization, partially offset by the benefits of our continuous improvement initiatives, which continue to deliver strong results.

Selling, general and administrative expenses were $39 million, or 16.6% of net sales in the third quarter, compared to $45 million, or 14.7% of net sales, primarily related to lower incentive compensation, which more than offset marketing spend as we continue to invest in new product innovation and branding, as those investments have proven to deliver healthy returns.

Net income was $41 million in the third quarter, or $0.37 per diluted share, a decrease of 38% from $65 million, or $0.60 per diluted share. We delivered EBITDA of $68 million, or 29.1% of net sales, down 32%, compared to $99 million, or 32.7% of net sales. Excluding the warranty benefit, the third quarter 2023 net income was $62 million, or $0.57 per diluted share. EBITDA was $96 million, and EBITDA margin was 31.5%.

From a year-to-date perspective, net sales for the first nine months of 2024 totaled $984 million, a 9% increase compared to $899 million in the first nine months of 2023. This is primarily due to the shift of our early buy program from December to January. Net income was $217 million, or $1.99 per diluted share, compared to $183 million, or $1.69 per diluted share.

In the first nine months of 2023, EBITDA was $331 million, or 16% from $285 million in the prior year, and EBITDA margin expanded by 200 basis points to 33.7% from 31.7% in 2023, driven primarily by stronger year-over-year gross margin improvement.

Year-to-date operating cash flow was $152 million, compared to $288 million in 2023. The decrease was primarily a result of increased railing and decking inventories as we prepare to execute on our new railing strategy and prepare for the 2025 decking season. This was partially offset by an increase in accrued expenses associated with construction on our Arkansas manufacturing facility.

In alignment with our capital allocation strategy, as of today, we have returned over $100 million to our shareholders this year through the repurchase of 1.6 million shares of our outstanding common stock. We also invested $152 million in capital expenditures year-to-date, primarily related to the build-out of the Arkansas facility.

The total CAPEX for this facility is expected to be approximately $550 million, of which we have already invested $340 million. The increase from our prior guidance for the project reflects management's decision to build redundancies to mitigate potential production constraints within our existing manufacturing facilities, as well as inflationary pressures on installation and building material costs. Once this project is completed, our capital expenditures are expected to return to historical levels, resulting in a significant increase in our annual free cash flow generation.

Now, moving on to our Arkansas facility startup cost discussion. As Bryan noted earlier, recycled plastic processing will begin in early 2025, and by utilizing the output as raw material in the Winchester and Fernley facilities, it will help to offset the startup costs by reducing purchased pellets at those facilities. We expect the associated one-time startup costs to total approximately $5 million, and the associated annualized depreciation of approximately $10 million to begin in the second quarter of 2025. These operations are expected to run at targeted utilization rates by the third quarter of 2025, with startup costs ending at this point.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

As Bryan also mentioned, we have been able to shift the startup of our decking lines to the beginning of 2027 due to efficiencies gained at our existing facilities. At that time, we anticipate the one-time startup costs to be approximately $12 million beginning in the first half of 2027, with the associated annualized depreciation of approximately $20 million beginning at the same time.

We expect these operations will be running at targeted utilization rates by the end of 2027. Once these startup expenses are behind us, not only will Arkansas be our most efficient plant, but it will also enable us to increase the flexibility and efficiencies of our legacy facilities.

Now, turning to the guidance for the remainder of 2024, as noted in today's earnings release, based on our results for the first nine months of 2024 and our current visibility through year-end, we are pleased to reaffirm net sales guidance at the midpoint of our range of $1.14 billion, and we expect EBITDA margin to reach the high end of our guidance of 30.5%.

Full-year SG&A expense as a percentage of net sales is expected to be in line with last year as we continue to invest in branding and new product development. In addition, we anticipate our full-year effective tax rate to be approximately 25% to 26%. Our net sales guidance implies Q4 sales of approximately $156 million at the midpoint.

This guidance assumes the Repair and Remodel market continues to be challenged with low single-digit declines. It also assumes end-consumer sell-through will continue to be challenged with low single-digit declines, albeit off of a much smaller quarterly base. We also anticipate the market will reduce channel inventory by $20 to $30 million in addition to the $70 million in Q3, ending the year at lower-than-normal inventory weeks on hand.

With that, I will now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Brenda. We believe Trex is in a unique position to capture a greater share of the industry's long-term growth opportunities. We are the market leader with the greatest brand awareness and the largest and most trusted network of distributors, dealers, and home centers.

Our expanded railing portfolio and adjacent products are earning Trex exclusivity amongst our distributors and opening additional shelf space opportunities with home centers and pro-channel dealers. And our new product introductions have resonated well with contractors and consumers. All of this supports our confidence in the growth trajectory for Trex in the coming years.

Operator, please open the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press "*" then "1", on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press "*" then "2." In the interest of time, we ask that you please limit yourself to one question and one follow-up.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

And our first question today comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey, thanks for taking the questions, and congrats on the quarter. My first question is just on the fourth quarter assumptions. So, I think you said down low single-digits for sell-through. I'm curious if I heard that right. And then what does that assume about the premium products and the lower-end products?

Bryan Fairbanks

Right. We did say low single-digits from a sell-through perspective. Our premium products during the quarter sold through at a high single-digit. And then our entry-level products were in a mid-single-digit decline.

Ryan Merkel

Got it.

Brenda Lovcik

And we're expecting that in Q4 as well.

Bryan Fairbanks

Sorry, yes. And we are expecting that to continue in Q4.

Ryan Merkel

Okay. Good. That's what I thought. And then, Bryan, how do we think about the EBITDA margin guide for '25 exceeding 31%? Are you simply saying or signaling that ex- the one-time costs, you can keep expanding margins due to cost takeout? Or is there anything else in there?

Brenda Lovcik

No, that's correct. So, excluding those one-time costs with the startup costs in Arkansas, as well as the railing transition costs, we'll continue to expand those margins.

Ryan Merkel

Alright. Thank you.

Bryan Fairbanks

Thanks, Ryan.

Operator

And our next question today comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hey, good afternoon. Thanks for taking my question. I just wanted to ask on the inventory side, if I look at your inventory days on hand, they're a lot higher than where they've been historically, especially if we go back to maybe pre-COVID. Can you just talk about why you're carrying more inventory now? Is there a structural change? Or is this related to the railing launch next year and just getting ready for the decking season next year? So, you just talked about…

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Bryan Fairbanks

We've talked about this a number of times over the past six months. It is twofold. First, it is driven by the new product launches that are coming up. A couple of products are already in the market, but most of them will be coming into the market beginning of next year. The second part of it is that for a long time, we've ramped our capacity up during the busiest parts of the season and pulled it back later on in the year. Given the size of the organization that we are today, we believe it makes more sense to carry a little bit heavier inventory and then reduce the amount of increases and decreases that we put the operations through. It reduces the amount of hiring that we have to bring people in. When we bring a line on, we can keep that line running. We can keep the efficiencies at a high level. So, there is a piece of it that will be structural in nature, and we will run with generally higher levels of inventory when we get to the year end, as compared to what you've seen in the prior years.

Rafe Jadrosich

Bryan, that's really helpful, and that makes a lot of sense. And then just on the 31…over 31% EBITDA margin target for next year. Is there an embedded revenue assumption, or is that based on the R&R market getting back to low single-digit? Can you just talk about the different levers that you have to pull to give you confidence to talk about a 31% for next year already?

Bryan Fairbanks

Yes. As we're looking at it right now, there is a…we have a base assumption of it going back into the mid-single-digits, which will drive our growth. We're not providing guidance on that number right now. But as we mentioned in the call, we have consistently outperformed that number, and we do think that there are a number of underlying economic metrics that will support getting Repair and Remodel back to growth again.

Rafe Jadrosich

Great, thank you.

Operator

And our next question today comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. The commentary on channel inventory reduction, $20 to $30 million in the fourth quarter, is that all in big box, or are you seeing it in other channels?

Bryan Fairbanks

That's primarily going to be in our distribution channel.

Keith Hughes

Okay.

Bryan Fairbanks

Yes. With the home center channel, that's managed through consignment when we ship into their distribution centers, still our inventory, and then from there when it ships to the store is when we book revenue. So, there's high visibility to that. We know exactly where that's going to be. With the pro-channel distributors, while we still have good visibility of that, it's not managed on a consignment basis, and that's where we'll see the decrease.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Keith Hughes

Okay. And second question, with the recycled plastic startup in Arkansas, I think you said earlier, it's going to be replacing, I assume you mean virgin pellets at the two other facilities. Number one, is that right? And number two, even with transportation costs, is that still a cheaper landed cost for those plants?

Bryan Fairbanks

We don't use virgin pellets in our operations, but we do buy some outside pelletized recycled materials, and this material will replace that. And yes, there will be a cost benefit to that.

Keith Hughes

Okay, thank you.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good evening. A question on the railing, you referenced a one-time $5 million cost. Any way to gather what exactly that cost is tied to, and what the revenue benefit might be from those particular costs?

Bryan Fairbanks

Yes, that will be, as we launch into the marketplace, a certain level of transition costs. As we bring more merchandising into the market, we need to make sure that all of our dealers, as well as home centers, are properly merchandised. All the literature is up to-date. And this is a, we've got many more launches over the upcoming four or five months than we've had in the history of the Company. So, there is some cost to get that into the market and get it done correctly.

Reuben Garner

Okay, my second question is a clarification on the inventory drawdown at distribution. You referenced kind of the entry-level product and customer being a little more hit the last couple quarters. Am I connecting the wrong dots here? Is the product that's being drawn down at distribution the same product, or are those two different sort of pressures that you're facing, an inventory drawdown at distribution and then a slower consumer at the retail big-box channel?

Bryan Fairbanks

Distributors have already adjusted their inventories, understanding that entry-level market is going to be a little bit weaker. But as we did our surveys with distribution and understanding where they wanted to come in for year-end, understanding the new products that we're going to have for next year, the channel inventory is a little bit lighter than what we had expected coming out of the second quarter, but nothing that we're concerned about.

Reuben Garner

Great, thanks, guys. Good luck into the year-end.

Bryan Fairbanks

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Thanks.

Operator

And our next question today comes from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. Good afternoon, everyone. My first question is on the inventories. You mentioned the $20 million to $30 million drawdown in the fourth quarter. What does that suggest as you go into the pre-buy early next year? And what are you hearing in terms of the level of demand that you could see as we start to get into the spring, given what the contractors are telling you?

Bryan Fairbanks

Well, so there's…we get quite a bit of time before we get to pre-buy at this point, but people are feeling positive about next year, that repair and remodel numbers do come back into positive territory. Recall last year, we went ahead and we moved our December pre-buy into the new year, but then we also shipped an additional roughly $40 million on top of that, so the channel would be ready to support the season. Given our own inventory position at this point, I wouldn't expect that additional infill would occur during the first quarter next year. We're highly confident in our ability to be able to serve the marketplace. Our sales team has good visibility to where the pro channel is sitting on inventory at any given time. And we feel as though this is a little bit better way to run the market, rather than trying to push it in with incentives earlier in the year.

Susan Maklari

Okay, that's helpful color. And then maybe thinking a bit about the gross margin, you mentioned that you did see the benefit of some cost reductions in there that offset the lower utilization this quarter. Any thoughts on further cost benefits that you could be realizing into year-end, and then any projects that you want to highlight, thinking about 2025?

Bryan Fairbanks

One of the things I talked about was given the efficiency projects that we have underway, we are deferring the startup of our decking operation in Little Rock. That is driving some of that benefit that we're seeing. So, we've got projects like that that will be ongoing in the organization. We have an extremely sophisticated continuous improvement group, where they really challenge everything within the organization. We've got dedicated engineers to going after these costs. And I wouldn't pin it on any one thing that we're going after. It's a good number of projects, and it continues to deliver benefits that in some cases offset other costs that are coming into the business…completely immune from any inflationary impacts, but generally we've been able to offset those inflationary impacts, as well as deliver other benefit to our income statement.

Susan Maklari

Okay, thank you, and good luck with everything.

Bryan Fairbanks

Thank you.

Operator

And our next question today comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Hey guys, thank you for taking my questions as well. The first one is, you mentioned pushing out production of decking to 2027 in Arkansas, and through some of the efficiencies that you've generated at existing plants. Just curious, if you could put a number on how much incremental capacity you were able to generate at these existing production facilities. And, you know, just really…just making sure that there's nothing you're seeing on the demand side that's stopping the production at Arkansas?

Bryan Fairbanks

No, we're not going to put a number on those incremental efficiencies. I think probably what's more important is from when we launched Little Rock timing, the market has been somewhat weaker in 2023 and 2024. So that's definitely impacting that. But also, as we look at it, our own internal improvements allow us to be highly confident that we can meet the market needs with the existing capacity and then just bring on Little Rock just a little bit later.

John Lovallo

Okay, that makes sense. And then it looks like you guys repurchased about $45 million of stock already this quarter. How should we think about your appetite through the remainder of the quarter and as we move forward as some of the Little Rock stuff comes online?

Bryan Fairbanks

Yes, so year-to-date, we've repurchased $100 million worth of shares, roughly an average price of $63 a share. We have an open program for roughly 10%. Now that's minus the $100 million we just bought. I'm not exactly sure the percentage impact of that. But that program still is available to the Company. And we coordinate with our board of directors and make decisions as to how we implement those 10b5-1 plans as we go forward.

John Lovallo

Okay, thank you, guys.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Thanks. Good afternoon, everyone. Thanks for taking my questions. First, I was just hoping to get clarification on a couple of the comments around 2025. And apologies if I missed it. But the 31% or 31% or greater, if that number includes the Arkansas, some of the early Arkansas startup costs and the railing transition that’s inclusive of that and also the mid-single-digit growth, that that was a reference to the R&R market or your own sales growth?

Brenda Lovcik

The 31 is adjusted for those one-time costs, so if we exclude those one-time costs of the $5 million…the transition costs for railing and the $5 million of the one-time startup costs for the repro lines, we expect 31 plus percent on the EBITDA line, and the single digit is for the R&R market. That's what we're expecting for R&R based on what we're seeing and hearing in the market right now for 2025.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Michael Rehaut

Okay, great. Thank you for that, Brenda. And maybe just more of a conceptual question around the differentiation of sell-through that you've seen in premium versus the lower-end of the market. Theoretically, we've always kind of thought of the strong growth in composite decking is benefiting from both positive outdoor living trends as well as the conversion from wood to composite, kind of giving us double positive tailwinds relative to the underlying R&R market. What, in your view, has made the lower-end kind of maybe grow more recently at least in line with the underlying R&R market as opposed to not benefiting from some of those trends that maybe you're still seeing in the premium side?

Bryan Fairbanks

The differentiation is primarily going to be off of the demographic of the more entry-level customers. So, you're going to have a lower income demographic and in an environment where there's much higher inflation, that consumer is asking the question, which Repair and Remodel projects do I want to do with my home? So, that's definitely a key driver of it. I think it's really important to note also that composites are not losing share to wood. Wood is declining at a higher rate than what we've seen our entry-level decline. So, we still see that there is underlying support that conversion is happening in the market. Again, we take…we survey our partners in the marketplace so that we understand what's happening out there, but there is a general weakness at that entry-level at this point. Fortunately, the premium customers are still quite strong.

Michael Rehaut

Okay. So, that's very helpful. Basically, what it sounds like you're saying, Bryan, is that maybe perhaps the overall decking market could even theoretically be worse than the broader R&R just given that it's a bigger purchase and a lot more discretionary. Is that kind of what you're implying?

Bryan Fairbanks

I did not…I did not say that.

Michael Rehaut

Okay. I was just curious. It sounded like directionally there, but alright. Appreciate it. Thank you.

Operator

And our next question today comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hey, everybody. Good afternoon. Maybe just on raw materials, some of the recycled indices that we look at, Bryan, have seen some inflation in some of the recycled polyethylene grades. Is that something…and I can't really explain it…so, I mean, is that something that you're seeing in the marketplace or you're seeing in COGS or any driver to what that might be?

Bryan Fairbanks

Well, I'll start with, I've never really seen a good index that covers the type of polyethylene that we use, the film coming from the marketplace. It's usually going to be on pelletized purchases. I would tell you with what we're out purchasing in the market, we continue to see very, very moderate levels of inflation with it, and it's not been a concern that we've had this year.

Tim Wojs

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Okay. Okay. That's helpful. And then I guess just…I want…I think you said two different numbers kind of through the call. I just want to make sure I get it right. So, are you guys assuming that the R&R market next year is up mid-single-digits or low single-digits?

Bryan Fairbanks

Low single-digits.

Tim Wojs

Okay. Okay. Thanks very much.

Operator

And our next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey, guys. Just a clarification to Susan's question earlier. Bryan, are you saying there's no winter buy in 2025 or just you're not going to see the outsized $40 million inventory?

Bryan Fairbanks

Yes, there will still be a pre-buy. And given the seasonality of this industry, that's the reason seasonal companies do the early buy programs is so that that inventory is staged when the season really kicks off in the April timeframe. And, yes, there will absolutely be a program that will be focused on January through March timeframe.

Phil Ng

Okay. So, just not as big as last year, because last year you had this big…I mean this year had a big bump. And I guess with Trex running structurally with more inventory, how should we think about the production levels and how you're going to run in 2025? I know a few years ago when you had too much inventory, you kind of managed inventory in a certain way, but it sounds like you may look at it a little differently. I just want to be thoughtful about that, because your inventories are high. So, is there any risk that you draw down production next year, which would be a headwind on margins?

Bryan Fairbanks

Yes, we're definitely looking at inventories differently than we did back in 2022. We really dropped production way off in 2022. Then we had to bring quite a bit of that production back in early, I guess, it was mid- ‘23 and then ran pretty heavily. So, it's been a bit of an up and down from a production perspective. We want to get away from that. It doesn't make sense from a cost perspective. It doesn't make sense from an employment perspective. So, that's where you'll see the additional inventory that we'll have. And I'm not too concerned from a utilization perspective. We can run more efficiently if we can run on a more stable basis.

Phil Ng

Okay. That's helpful. And then the way I should interpret some of the comments you made on Little Rock, at least on the plastic recycling piece/side, is that roughly like a $5 million EBITDA impact and $15 million on earnings? And I guess expanding that question, for 2025, are you effectively stripping out the $5 million load-in and the startup costs from EBITDA and EPS? Because in the past, I think you generally kept it. So, I just wanted to understand, are you stripping it out going forward?

Brenda Lovcik

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Yes. So, again, $5 million will be the pure startup cost, and then you'll have the depreciation, right, of $10 million for just the Little Rock piece of it. But the $10 million in depreciation doesn't start until Q2. So, you'll only have three quarters of that depreciation. So, think of it from that perspective.

Bryan Fairbanks

Yes. So, we'll give you adjusted numbers. We'll explain what those adjustments are.

Brenda Lovcik

Yeah.

Phil Ng

But the adjusted numbers will or will not include the startup costs? I know you, from a, perhaps, a little…

Brenda Lovcik

They will not.

Phil Ng

Will not include the startup costs.

Brenda Lovcik

We will…we will adjust out those startup costs, yes.

Phil Ng

What about the D&A?

Brenda Lovcik

We will depreciate.

Bryan Fairbanks

It's not going to be in your EBITDA.

Brenda Lovcik

Right. Exactly.

Phil Ng

But on earnings perspective, are you stripping that out, too or…?

Bryan Fairbanks

We haven't decided how we'll report that next year as of yet. If it's more helpful to the market, we'll show it that way.

Phil Ng

Okay. Alright. Thank you.

Operator

And our next question today comes from Jeffrey Stevenson with Loop Capital. Please go ahead.

Jeffrey Stevenson

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Hi. Thanks for taking my questions today. I just had a clarification. I believe previously you talked about in the fourth quarter a high single-digit type sell-through decline. And just wondered, was there any variance between your current down low single-digit expectations or any change in how inventories exit the year compared to previous expectations?

Bryan Fairbanks

Yes. That's a great question. We did have an assumption that there would be a high single-digit decline as we moved into the fourth quarter and that there would be continued deterioration. We didn't really see a continued deterioration in the third quarter. It came in as we expected. I mentioned in the last call July was pretty rough, but then we actually saw numbers improve a little bit in August and September. Now, we expect that it will continue to see those kind of numbers through the end of the year. So instead of having a high single-digit decline, it ends up being a low single-digit decline and a full year being flat. Where's that difference being serviced from? It is being serviced from the inventory in the channel where that channel inventory will be somewhat lower than what we had originally expected.

Jeffrey Stevenson

And will that be similar to last year, which is…was 15% below historical levels, or is it going to be lower than that?

Bryan Fairbanks

It'll be lower than last year.

Jeffrey Stevenson

Got it. Got it. My second question is just, Bryan, on the importance of the Snavely exclusive railing announcement and the expectation of more with distribution partners. Is this being really driven by the new railing products that Trex has introduced over the last year or so? And then at a higher level, how much of railing sales at a distributor such as Snavely were Trex versus other brands in the past?

Bryan Fairbanks

Yes, it's a great question. This is a strategy we've been pursuing for about two years now. You're starting to see the benefits of this strategy come through with the announcement from Snavely. And the way the strategy has worked is understanding what types of railings were our distributors selling, what were the volumes they're selling, and what products did we need to have so that we could have those distributors just focused on the TREX brand. And now, you're starting to see some of that come through. And as I mentioned, I expect that you'll see further announcements as we move forward with that. All of the products I announced earlier, those are the type of products that our distributors are looking for. And, yes, there's a material amount of sales that our distributors have had with competitive products over the past years.

Jeffrey Stevenson

Great. Thanks, Bryan.

Bryan Fairbanks

Thank you.

Operator

And our next question today comes from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Great. Thank you. I just wanted to follow-up on the last question. Intuitively, it makes sense more distribution coverage is better. I'm just curious like, how we should think about that playing out at the retail level, right? I mean, the contractor, homeowner still picking the brand. How does more distribution kind of help ultimately pull that sale through in your mind?

Bryan Fairbanks

Yes. The first thing that will happen is you've got more feet on the street that are pitching your product. You've got availability at more locations. But in this industry, it generally takes three years to really gain share with these new products. First year, you have the infill. Second year, now you've got more turning through the channel. And then by the third year is really where you start seeing that significant growth. We're excited that this potentially we could see more benefit earlier from that. But we also understand the channel that we work within. Our own sales team is highly engaged with conversion of these accounts, as well as our distribution channel. We believe, we'll have success both at the home center and within the pro-channel.

Kurt Yinger

Got it. Okay. Appreciate that. And then, I thought it was interesting that you talked about adding the heat mitigating technology to some of the Enhance decking lines. Could you maybe just talk about kind of the cost implications surrounding that and how you think about kind of the opportunity across more of the portfolio, recognizing that it does seem like a higher-end feature and maybe there's kind of some cannibalization factor in the back of your head. Just curious how you think about that.

Bryan Fairbanks

The advantage of having an ongoing continuous improvement program can allow you to add more value to your product. One of the questions I used to get a number of years ago was, are we going to take prices back down now that we've taken all this price over those couple of years? And the answer is, no. I've not seen any pressure on price within the industry itself. But there's always going to be a drive to ensure that you're providing the best value to those consumers, especially with those entry-level products. And while they're not as strong right now, that market will come back, and we are in the right place to be able to capture that wood conversion marketplace as Repair and Remodel increases.

Kurt Yinger

Just to sneak one more in, is it fair to think about kind of the innovation on the decking side being more kind of around features going forward or more kind of expanding the price points? How do you think about that?

Bryan Fairbanks

We've got products that go anywhere from $2 a linear foot up to $9 to $10 a linear foot. So, we've got a wide selection of decking, various levels of aesthetics, various levels of performance, all with strong…strong warranties.

Will there be new deck boards coming to the market? There absolutely will be. There will be new features and benefits. And there will also be new railing products that come to the marketplace. So, I wouldn't say we're not at the end game with either one of these product groupings.

Kurt Yinger

Okay. Appreciate the color, Bryan. Thank you.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Bryan Fairbanks

Thanks.

Operator

Our next question today comes from Trevor Allinson with Wolf Research. Please go ahead.

Trevor Allinson

Good evening. Thank you for taking my questions. First question on railing, you talked about doubling your market share within five years. Is the 6% market share you called out referring to the entire $3.3 billion railing market you referred to or just the parts of the market that you're operating in? And then is your expectation over the next five years that the railing market grows in line with the decking market?

Bryan Fairbanks

That's going to be the entire railing market $3.3 billion includes wood and any other alternative players. And so, it's based off of those numbers. And we do expect the railing market to grow roughly in line with Repair and Remodel. It doesn't see quite the same growth that some of the projections are on the decking side of it. You've got roughly 30% of decks don't get a railing at all because they're less than 36 inches in height. But there is a significant opportunity for Trex to go…to be able to go after. We are the number two residential railing provider by market share at 6% of the marketplace. So that gives you a bit of an idea of just how fragmented this industry is.

Trevor Allinson

Yes, makes sense. Sounds like a great opportunity. And then, Bryan, I want to follow up on a question or on a comment you made just a few minutes ago about not seeing the incremental $40 million load in next year. Is that comment due specifically to where your inventory is positioned currently as you built those levels up? Or is that more of a permanent change in how you're going to approach channel inventory levels moving forward to mitigate some of the boom-and-bust cycles that we've seen over the last couple of years? Thanks.

Bryan Fairbanks

Yes, the latter of what you said. It'll be more of a permanent change and try to reduce the chances for that boom-and-bust cycle. Exactly.

Trevor Allinson

Got it. Understood. Thanks for all the color. Appreciate it.

Bryan Fairbanks

Thanks.

Operator

Our next question today comes from Adam Baumgarten with Zelman. Please go ahead.

Adam Baumgarten

Hey, thanks for taking my question. Just on your 2025 outlook, you said R&R up low single-digits. I would assume, based on your history, you would grow higher than that. So just thinking about the 31% or above EBITDA margin, does that not include any assumption for volume leverage benefiting margins?

Bryan Fairbanks

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Well, we haven't provided what that growth number is for next year, so let's not get too far ahead of ourselves. We will definitely provide more details on that.

Adam Baumgarten

Okay, got it. And then just on the whole dynamic of premium versus entry-level, sell-through kind of bifurcating here, have you ever seen it this disconnected in the past?

Bryan Fairbanks

Well, I think what's changed is there are more products that are going after that wood conversion marketplace. So, in 2019, we launched our Enhance product line, and it was specifically designed to go after that buyer who was installing wood, and not just moving them to a product that's roughly two times the cost of wood, but show that consumer that for an extra couple-hundred dollars, they can afford to upgrade to our Enhance Naturals product line, which sells for $2.75, $3 a linear foot. That strategy has worked extremely well, and the key part is educating these consumers that, yes, for an extra $500, $700, you can have a composite deck, not just a wood deck that's going to deteriorate within 12 to 15 years. So, the marketplace has changed over the past five years or so. So, I think that's why you're seeing a bit of a difference in how the consumer is reacting when we enter into times of economic uncertainty.

Adam Baumgarten

Okay, got it. Thanks. Best of luck.

Bryan Fairbanks

Thanks.

Operator

And our next question today comes from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Good evening. To focus on the railing topic a bit more, could you put the sell-through of railing demand in some context with the decking divergence? I know, it's a higher ramp off a low base, but if there's a way to help us gauge that?

Bryan Fairbanks

Yes, we've not tried to do that as yet. Something we'll consider as we move forward with it. There's a lot of moving parts with railing right now with some of these new products coming to marketplace. And what I don't want to do is confuse sell in of products with actual sell-through of products right now.

Steven Ramsey

Okay, that's helpful. And thinking longer term on railing, is there a way to think about where the spectrum of products goes there on a premium versus entry-level way of thinking about the railing portfolio?

Bryan Fairbanks

I see opportunities at every level, even though we already have a strong lineup. And once these products are launched, we'll have a very complete lineup. Much like the decking side of things, there will always be new opportunities for us to be able to go after.

Steven Ramsey

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

Okay, thank you.

Bryan Fairbanks

Thank you.

Operator

And our next question today comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hey, good afternoon, everyone. Thanks for taking the questions. On the gross margin into the fourth quarter, I think you were implying something in the mid-20s and correct me if I'm wrong. And I know you're going to be keeping inventories higher, but kind of given where sell-through is exiting this year and where your inventory is. How should we think about your kind of early year production plans? And specifically, what I'm asking is, what is the potential for that gross margin to kind of rebound beyond the fourth quarter? Thank you.

Bryan Fairbanks

We tend to have our weakest gross margin in the fourth quarter anyway, so that really shouldn't be too much of a surprise for those that have lower sales as well as lower production with that. While we won't cease all our production like we've done over the past couple of years, there still will be some level of increase and decrease as we move into the seasonal part of the year.

Matthew Bouley

Okay, thank you for that, Bryan. And then secondly, not to harp on it, but just back on that 31% EBITDA margin, and presumably there is a production estimate in there. I guess, if you bear with me, you're saying the $40 million channel fill is not going to repeat. Obviously, sell-through is kind of still exiting the year down. And, I guess, you sounded like you're assuming revenues could be up mid-singles for the entire year. And so, I guess, the question is, is the assumption that you would see kind of accelerating revenue growth as you go through 2025, or should it be kind of more radically spread out between the first half and second half?

Bryan Fairbanks

I think Repair and Remodel right now is showing… accelerating as we move through the external metrics for Repair and Remodel. And when we talk about that $40 million, it's not as if it doesn't sell in. What we're saying is that it doesn't sell in in the first quarter. There's no reason to put that inventory out there in the first quarter. We expect the market will be there. It will sell in during Q2 and Q3.

Matthew Bouley

Okay, thanks everyone. Good luck.

Bryan Fairbanks

Thanks, Matt.

Brenda Lovcik

Thank you.

Operator

That concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern

CONCLUSION

Bryan Fairbanks

Thank you for your participation and questions today. We look forward to speaking with many of you in the coming weeks and at upcoming conferences. Good evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Trex Company, Inc.

Monday, October 28, 2024, 5:00 PM Eastern